Exhibit 10.1

J. C. PENNEY CORPORATION, INC.
SUPPLEMENTAL TERM LIFE INSURANCE PLAN
FOR MANAGEMENT PROFIT-SHARING ASSOCIATES
AS AMENDED AND RESTATED
JULY 1, 2007

J. C. PENNEY CORPORATION, INC.
SUPPLEMENTAL TERM LIFE INSURANCE PLAN
FOR MANAGEMENT PROFIT-SHARING ASSOCIATES

TABLE OF CONTENTS

			Page
Article	1	Introduction	1
Article	2	Definitions	2
Article	3	Participation	5
Article	4	Life Insurance Benefits	6
Article	5	Funding of Benefits	8
Article	6	Administration of the Plan	9
Article	7	Adoption By Participating Employers	17
Article	8	Amendment and Termination	18
Article	9	Miscellaneous Provisions	22
Appendix	I	Participating Subsidiaries	25

ARTICLE 1

INTRODUCTION

1.1     Purpose Of Plan. The J. C. Penney Corporation, Inc. Supplemental Term Life Insurance Plan For Management Profit-Sharing Associates (the "Plan") is an "employee welfare benefit plan" pursuant to ERISA. The purpose of the Plan is to permit eligible retired profit-sharing management Associates of J.C. Penney Corporation, Inc. and certain designated subsidiaries who elect to participate to purchase group term life insurance benefits directly from the Insurer (as hereinafter defined). This document, together with the Policies (as hereinafter defined) will be construed as a single group term life insurance plan. Capitalized terms used throughout the Plan have the meanings set forth in Article 2 unless the context clearly requires otherwise or another definition is expressly assigned to the term in a particular usage.

The Policies covered by this Plan are listed below and attached hereto:

•	J.C. Penney Corporation, Inc. Active and Retired Management Profit Sharing Associates- Associate Term Life Coverage Basic Plan

1.2     Plan Status. The Plan is intended to satisfy the requirements of an after-tax option pursuant to the cafeteria plan requirements under Section 125(d) of the Code.

1.3     Suppression Of Prior Plan. This document is effective July 1, 2007 except as otherwise provided herein. All prior versions of the Plan document are hereby suppressed or superseded. The Plan was originally adopted effective January 1, 1978.

ARTICLE 2

DEFINITIONS

2.1     "Administrator" means the Benefits Administration Committee of the Company or such other person or committee as may be appointed from time to time by the Human Resources Committee of the Company or any successor thereto (“HR Committee”).

2.2     "Annual Earnings for Benefits" means the greater of (i) the Participant's "Annual Earnings for Benefits" for purposes of the Associate-Paid Plan on the Participant's retirement date or (ii) for a retired Participant who is reemployed by a Participating Employer and who becomes eligible for the Associate-Paid Plan and later loses eligibility under the Associate-Paid Plan, such retired Participant's Annual Earnings for Benefits at such time as the Participant lost eligibility under the Company-Paid Plan.

2.3     “Associate”  means a person who is employed by a Participating Employer and paid through a participating employer’s payroll system. The term “Associate” does not include a person who is classified as an independent contractor by the Participating Employer for purposes of federal income tax reporting and withholding. The designation of an “Associate” by the Company shall be final and not subject to any redetermination of employment classification by any taxing authority such as the Internal Revenue Service or any other governmental authority or agency. The term “Associate” does not include any person who performs services for a Participating Employer as a “leased employee” within the meaning of Code Section 414 (n), or who performs services through an agreement with a leasing organization. The term “Associate” does not include a person covered by a collective bargaining agreement that does not expressly provide for participation in the Plan, provided that the representative of the person with whom the collective bargaining agreement is executed has had an opportunity to bargain in good faith concerning Plan benefits.

2.4     "Associate-Paid Plan” means the J.C. Penney Corporation, Inc. Associate-Paid Group Term Life Insurance Plan, as amended from time to time.

2.5     “Claims Administrator” means the entity or entities, individuals or committees appointed from time to time pursuant to Article 6 or for fully insured option benefits, the Insurer.

2.6     "Code" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation, that amends, supplements or replaces such section or subsection.

     2.7    "Company" means J. C. Penney Corporation, Inc., a Delaware corporation, or any successor corporation.

    2.8     "Company-Paid Plan" means the J. C. Penney Corporation, Inc. Group Term Life Insurance Plan, as amended from time to time.

    2.9     "Date of Disability”, "Disabled", and "Disability" have the meanings set forth in the Company-Paid Plan.

    2.10     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation, that amends, supplements or replaces such section or subsection.

    2.11     "Insurer" means the insurance company or companies issuing the Policy or Policies.

    2.12   “MSRP Retiree” means a former Associate who retired from a Participating Employer and who is eligible to receive Associate-paid life insurance coverage under the terms of the Supplemental Retirement Program for Management Profit-Sharing Associates of J.C. Penney Corporation, Inc., as amended from time to time. The term “MSRP Retiree” also includes any additional former Associate so designated from time to time in the discretion of the Board of Directors of the Participating Employer or the Benefits Administration Committee or the HR Committee of the Company in accordance with the provisions of the Supplemental Retirement Program.

    2.13   "Participant" means an MSRP Retiree who has satisfied the eligibility requirements of Article 3, has purchased life insurance coverage under the terms of the Plan, and whose coverage under the Plan has not terminated.

    2.14   "Participating Employer" means the Company and any subsidiary or affiliate of the Company which is designated as a Participating Employer under the Plan by the HR Committee, excluding, however, any division of the Company or of a subsidiary or affiliate that is designated by the HR Committee as ineligible to participate in the Plan. Appendix I contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article 7.

    2.15   "Plan" means the J.C. Penney Corporation, Inc. Supplemental Group Term Life Insurance Plan for Management Profit-Sharing Associates, as set forth herein and as may be amended from time to time.

    2.16   "Policy" or "Policies" means the life insurance policies through which Plan benefits are provided, which are incorporated by reference into the Plan.

    2.17   “Plan Year” means the period with respect to which the records of the Plan are maintained, which will be the 12-month period beginning on January 1 and ending on December 31.

    2.18   “Supplemental Retirement Program” means the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Corporation, Inc., as amended from time to time.

ARTICLE 3

PARTICIPATION

3.1     Eligibility For Coverage. An Associate who qualifies as an MSRP Retiree will be eligible to purchase coverage under the Plan, effective upon retirement, provided the MSRP Retiree was a participant in the Associate-Paid Plan immediately prior to retirement, but only if the MSRP Retiree properly completes the enrollment procedures required by the Administrator within 31 days after retirement. If the MSRP Retiree has assigned his term life insurance provided by the Associate-Paid Plan, the assignee may elect the coverage provided by this Section 3.1. No late enrollment procedures are available for MSRP Retirees. Notwithstanding the foregoing, an MSRP Retiree who was receiving coverage under the Associate-Paid or the Company-Paid Plan on account of Disability on the MSRP Retiree's retirement date will not become eligible to purchase coverage under this Plan.

3.2     Termination of Coverage. A Participant's coverage under the Plan will terminate automatically on the earliest to occur of the following: (i) the last day of the month in which the Participant attains age 65; (ii) subject to Article 8, the date on which the Plan is terminated, or amended to terminate coverage with respect to any group or class of MSRP Retirees that includes the Participant; (iii) the date on which the Policy under which the Participant's benefits are provided is cancelled or terminated and not replaced; iv) the last day of the month in which the Participant fails to make any required premium payment; (v) the last day of the month in which the Participant becomes eligible for coverage under the Company-Paid Plan or Associate-Paid Plan as an active Associate; or (vi) the date of the Participant's death. A Participant whose coverage is terminated pursuant to subsection (v) above, shall again become eligible to participate in the Plan on the first day of the month on or after the date he or she ceases to be an active Associate eligible for coverage under the Company-Paid Plan or Associate-Paid Plan.

3.3     Enrollment Procedures. The Administrator may from time to time prescribe enrollment procedures and forms that are consistent with the terms of the Plan.

3.4     Coverage Not Extended by Payment. The duration of a Participant's coverage is determined solely by the terms of the Plan, and coverage which has otherwise terminated will not be extended even if premium payments for the terminated coverage continue to be made and/or processed on behalf of the Participant.

ARTICLE 4

LIFE INSURANCE BENEFITS

4.1     Amount of Life Insurance. An MSRP Retiree may purchase life insurance coverage under the Policies in an amount equal to 100% of the MSRP Retiree's Annual Earnings for Benefits from $1,000 up to $2,000,000. Coverage will be rounded to the next higher $1,000 if it is not already an even multiple of $1,000.

4.2     Evidence of Good Health. To the extent required by the Plan, applicable Policies, the Insurer or the Administrator, Participants will be required to provide evidence of good health satisfactory to the Insurer or Administrator as a condition to coverage.

4.3     Payment of Benefits. Except as provided in 4.7, the Insurer will pay benefits payable under the Policy or Plan to the beneficiary or beneficiaries as soon as practicable after receipt by the Insurer of properly submitted claims. Benefits will be paid in a single lump sum payment unless the Participant (or the beneficiary, if applicable) elects a different method of payment offered by the Insurer.

4.4     Designation of Beneficiary. Except as provided in 4.7, a Participant may designate one or more beneficiaries to receive the life insurance benefits under the Plan with respect to coverage on the Participant’s life, or may change a prior beneficiary designation, in accordance with procedures specified by the Administrator from time to time. If no beneficiary has been designated under a Policy (or the beneficiary is not alive on the date of the Participant’s death), benefits will be paid as provided in the Policy.

4.5     Benefit Limitation. Benefits under the Plan are subject to the terms of the Policies and to applicable state law.

4.6      Recovery of Overpayment. Any amounts paid to any person in excess of the amount to which he is entitled under the Plan will be repaid by that person to the Insurer promptly following receipt by the person of a notice of such excess payments. In the event such repayment is not made, such repayment may be made, at the discretion of the Insurer, by reducing or suspending any future payments due under the Plan to the person and by taking such other or additional action as may be permitted by applicable law.

4.7     Accelerated Payment Option. A Participant who is terminally ill (as hereinafter defined) may elect to receive a prepayment, as an accelerated payment option, up to the lesser of $250,000 or 50% of the applicable life insurance benefit under the Plan. The balance of the life insurance benefit under the Plan will be paid to the Participant's beneficiary upon the Participant's death, subject to the terms of the Plan. The accelerated payment option will be paid to the Participant in a lump sum, or in twelve equal monthly installments if the Participant so elects. If the Participant dies before receiving the full amount of the accelerated payment option under this Section, the remainder will be paid to the beneficiary or beneficiaries as part of the balance of the life insurance benefit, subject to the terms of the Plan. For purposes of this Plan, a Participant will be considered to be "terminally ill" if the Participant furnishes to the Insurer satisfactory proof that the Participant's life expectancy is twelve months or less.

4.8     Payment Satisfied Claim. Any payment for the benefit of a Participant, the Participant’s estate or the Participant’s beneficiary that is made in accordance with the foregoing provisions of this Article or that is made as a settlement to any claim or lawsuit, will, to the extent of the payment, be in full satisfaction of all claims under the Plan against the Participating Employers, the Insurer and the Administrator, any of whom may require such payee, as a condition precedent to such payment, to execute a release acknowledging receipt of such payment. No interest will be paid on any underpayment of benefits or on any benefit payments that have been delayed for any reason, unless required by law.

4.9     No Double Payment. Under no condition will the Plan pay more than one benefit on account of a Participant's death. If a Participant has coverage under the Plan at the time of his or her death under more than one of the Plan's provisions, the Plan will pay only under the one applicable provision with the highest amount of coverage.

4.10     Alienation and Assignment. The interests of the Participants and their beneficiaries under the Plan are not in any way subject to their debts or other obligations, and may be transferred or assigned only to the extent permitted by the applicable Policy or a Qualified Domestic Relations Order.

4.11     Qualified Domestic Relations Orders. To the extent required by Section 609 of ERISA with respect to life insurance plans, benefits available under the Plan will be provided in accordance with the applicable requirements of any Qualified Domestic Relations Order (as defined in Section 609 of ERISA). The Administrator will establish procedures, consistent with this Section, to determine whether an order is a Qualified Domestic Relations Order and to administer the provision of Plan benefits under such a qualified order.

ARTICLE 5

FUNDING OF BENEFITS

5.1     Associate-Paid Premiums. The Participants will pay all or a portion of the cost of premiums with respect to benefits under the Policies as determined by the Administrator in its discretion from time to time. The Administrator will have full and exclusive power to determine the cost of coverage to be paid by each Participant, and to adjust the required cost from time to time. In establishing the amount of required Participant cost, the Administrator may rely on tables, appraisals, valuations, projections, opinions, and reports furnished by agents employed or engaged by the Administrator or the Company, and may take into account the projected or anticipated costs and expenses relating to the Plan, including without limitation administrative costs and insurance premiums. Premiums required of Participants will be treated as fixed premium payments, and neither the Participants nor any beneficiary will be entitled to any dividend, credit, refund, or rebate under any Policy on account of actual claims experience, investment performance, or similar factors, but all such dividends, credits, refunds, and rebates shall be the sole property of the Company, except to the extent that the aggregate amount of such dividends, credits, refunds, or rebates exceeds the aggregate payments made by the Participating Employers for the employer portion of the cost of premiums under the Policies. The amount of any such excess shall be applied by the Administrator in its discretion from time to time for the benefit of Participants or their beneficiaries.

5.2     Participating Employer Obligations. The Participating Employers will pay the portion, if any, of the cost of premiums with respect to benefits under the Policies as determined by the Administrator in its discretion from time to time. The Participating Employers' obligations under the Plan are limited to the payment of such portion of applicable premiums due under any Policies in force, and no Participant or beneficiary will have any claim or cause of action against any Participating Employer on account of the failure of an Insurer to pay benefits due under the Policies.

5.3     Source of Benefits. Benefits under the Plan will be paid solely from the Policies and only to the extent provided under such Policies. Any payment for the benefit of a Participant that is made in accordance with the terms of the Policies will, to the extent of the payment, be in full satisfaction of all claims under the Plan against the Participating Employers, the Administrator, and the Insurer, any of whom may require such payee, as a condition precedent to such payment, to execute a release acknowledging receipt of such payment.

ARTICLE 6

ADMINISTRATION OF THE PLAN

6.1     General Powers and Duties of the Administrator. The Administrator will have the full power, responsibility, and discretion to administer the Plan and to construe and apply Plan provisions, and will be the named fiduciary with respect to the operation and administration of the Plan, except with respect to the specific responsibilities delegated to the claims Administrator performed by the Insurer pursuant to the Policies or delegated to the Insurer or another fiduciary pursuant to Section 6.3 or 6.4. The Administrator, and all other persons with discretionary control respecting the operation, administration, control, and/or management of the Plan will perform their duties under the Plan solely in the interests of Participants.

6.2     Specific Powers and Duties of the Administrator. The Administrator will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including without limitation the authority and discretion to: (i) resolve all questions relating to the eligibility of Associates to become or continue as Participants, (ii) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid, except where payment of claims has been allocated to a Claims Administrator or Insurer, (iii) engage any administrative, legal, medical, accounting, clerical, or other services it deems appropriate in administering the Plan, (iv) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document and the provisions of any agreement with a Claims Administrator or any Policy, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document or Policy, (v) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan, (vi) review the performance of any Insurer or Claims Administrator with respect to the Insurer’s or Claims Administrator’s administrative duties, privacy practices, responsibilities and obligations under the Plan, (vii) resolve all questions of fact relating to any matter for which it has administrative responsibility and (viii) operate the Plan in compliance with effective new laws or regulations until the Plan is amended. The Administrator shall perform all of the duties and may exercise all of the powers and discretion that the Administrator deems necessary or appropriate for the proper administration of the Plan, and shall do so in a uniform, nondiscriminatory manner. Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Administrator shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Administrator to reconsider and redetermine such action. Any decision rendered by the Administrator and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Administrator may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

6.3     Appointment and Authority of Claims Administrator. The Administrator may appoint one or more Claims Administrators with respect to the Plan. With respect to the portion of the Plan for which the Claims Administrator has been appointed, the Claims Administrator will be responsible for the review, payment, and/or denial of claims for benefits, for making determinations with respect to appeals as provided in Section 10, and for carrying out any obligations established by agreement with the Administrator. In carrying out its responsibilities under the Plan, the Claims Administrator will have the authority and discretion to (i) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid, (ii) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, and adopt rules for the administration of claims which are not inconsistent with the terms of the Plan, and (iii) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the Plan or Policies. The Claims Administrator shall perform all of the duties and may exercise all of the powers and discretion that the Claims Administrator deems necessary or appropriate for the proper administration of the Plan, and shall do so in a uniform, nondiscriminatory manner. Any failure by the Claims Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Claims Administrator’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Claims Administrator to reconsider and redetermine such action. The Claims Administrator may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.

6.4     Authority of Insurer. The Insurer will be responsible for the review, payment, and/or denial of claims and appeals for benefits under the Policy. In carrying out its responsibilities under the Policy, the Insurer will have the authority and discretion to (1) determining eligibility for benefits and the amount and form of payment of any benefits payable under their respective component benefit Policy; (2) construe and interpret the Policy, and (3) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the Policy and (4) prescribing claims procedures to be followed and the claims forms to be used by employees pursuant to the their respective component benefit plans.

The Insurer, not the Company, is responsible for paying claims with respect to this Plan. The Company shares responsibility only with the Insurer for administering eligibility for Policy benefits.

The Insurer shall perform all of the duties and may exercise all of the powers and discretion that the Insurer deem necessary or appropriate for the proper administration of the Plan, and shall do so in a uniform, nondiscriminatory manner. Any failure by the Insurer to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Insurer’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Insurer shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Insurer to reconsider and redetermine such action. Any decision rendered by the Insurer and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Insurer may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof. If the validity of the Administrator’s decision or finding is challenged in court or any other forum, it shall not be given de novo review, rather it shall be upheld unless clearly arbitrary or capricious.

6.5     Allocation of Fiduciary Responsibility. The Administrator from time to time may delegate to any other persons or organizations any of its rights, powers, duties, and responsibilities with respect to the operation and administration of the Plan that are permitted to be delegated under ERISA. Any such allocation or delegation will be reviewed periodically by the Administrator, and will be terminable upon such notice as the Administrator in its discretion deems reasonable and proper under the circumstances. Whenever the Administrator delegates discretionary authority respecting the administration of the Plan to another person or organization, the Administrator's responsibility with respect to such delegation is limited to the selection of the person to whom authority is delegated and the periodic review of such person's performance and compliance with applicable law and regulations. Any breach of fiduciary responsibility by the person to whom authority has been delegated which is not proximately caused by the Administrator's failure to properly select or supervise, and in which breach the Administrator does not otherwise participate, will not be considered a breach by the Administrator.

When benefits are provided under a fully insured option, the Insurer will be the named Fiduciary for benefit claims and appeals and the provisions of all benefits, without any action on the part of the Administrator.

6.6     Information to be Submitted to the Administrator. To enable the Administrator to perform its functions, each Participating Employer will supply full and timely information to the Administrator on all matters relating to Associates and Participants as the Administrator may require and will maintain such other records required by the Administrator to determine the benefits due to Participants under the Plan.

6.7    Expenses and Compensation. The expenses of administering the Plan, including without limitation the expenses of the Administrator properly incurred in the performance of its duties under the Plan, will be paid by the Company. The Administrator will not be compensated by the Plan for services as Administrator.

6.8     Reporting and Disclosure. The Company will be the "administrator" of the Plan as defined in ERISA section 3(16)(A) for purposes of the reporting and disclosure requirements imposed by ERISA and the Code. The Administrator will assist the Company, as requested, in complying with such reporting and disclosure requirements.

6.9     Claims Procedure. A Participant, or an authorized representative of a Participant may file a claim for benefits or eligibility to participate with the Administrator or a person designated by the Administrator, which person will be a named fiduciary under ERISA section 402(a)(2) for purposes of this Section. All claims must be made in writing and signed by the claimant or the claimant’s authorized representative. If the claimant does not furnish sufficient information to determine the validity of the claim, the Administrator, the Insurer or other named fiduciary will advise the claimant in writing of any additional information that is required to make a determination.

(a) Eligibility. Each claim for eligibility (unless the eligibility claim arises in the context of a denial of a claim for benefits, in which case the time frames in subpart 6.8(b) apply) will be approved or disapproved by the Administrator, the Insurer or other named fiduciary within 60 days following the receipt of the information necessary to process the claim unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of the information necessary to process the claim.

(b) Benefits. Each claim for benefits will be approved or disapproved by the Administrator, the Insurer or other named fiduciary within the time frame and pursuant to the procedures established in the applicable component program or Policy.

For purposes of determination of the amount of, and entitlement to, benefits under the Policy, the Insurer is the named fiduciary under the Plan, with the full power to interpret and apply the terms of the Plan as they relate to the benefits provided under the applicable insurance contract.

To obtain benefits from the Insurer, the Participant must follow the claims procedures under the applicable insurance contract, which may require the Participant to complete, sign and submit a written claim on the Insurer's form.

The Insurer will decide a Participant's claim in accordance with its reasonable claims procedures, as required by ERISA. The Insurer has the right to secure independent medical advice and to require such other evidence as it deems necessary in order to decide a claim. If the Insurer denies a claim in whole or in part, then the Participant will receive a written notification setting forth the reason(s) for the denial.

If a claim is denied, the Participant may appeal to the Insurer for a review of the denied claim. The Insurer will decide the appeal in accordance with its reasonable claims procedures, as required by ERISA.

If the participant does not appeal on time, then he or she will lose his or her right to file suit in a state or federal court, as he or she will not have exhausted his or her internal administrative appeal rights (which generally is a prerequisite to bringing a suit in state or federal court).

The applicable attached insurance contract (including the certificate of insurance booklet) provides more information about how to file a claim and details regarding the Insurer's claims procedures.

(c) General. In the event a claim for benefits or eligibility to participate is denied in whole or in part, the Administrator, the Insurer or other named fiduciary will notify the claimant in writing of the denial of the claim. Such notice by the Administrator, the Insurer or other named fiduciary will also set forth, in a manner calculated to be understood by the claimant, the specific reason for such denial, the specific Plan provisions on which the denial is based, information related to any medical professional whose judgment was relied upon in making the determination, information related to standards used in making the determination, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan's appeals procedure as set forth in Section 6.9.

6.10     Appeals Procedure. A claimant may appeal a denial of his claim under the Plan by requesting a review of the decision by the Administrator or a person designated by the Administrator or the Insurer, which person will be a named fiduciary under ERISA section 402(a)(2) for purposes of this Section and will have the same authority and discretion as the Administrator with respect to the appeal.

(a) Eligibility. An appeal must be submitted to the Administrator in writing within 60 days (unless the denial arises from a denied claim for benefits, in which case the time frames in 6.9(b) apply) after the notice of denial of the claim for eligibility is received and must include all information that would assist in reviewing the denial. The Administrator, the Insurer or other named fiduciary will make a full and fair review of each appeal and any written materials submitted in connection with the appeal. The Administrator or other named fiduciary will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after the appeal was first received. The extension request must be provided to the claimant or the claimant’s authorized representative before the expiration of the original 60 day period and indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make a determination.

(b) Benefits. An appeal must be submitted to the Administrator, Insurer or other named fiduciary in writing within 180 days after the denial and must (i) request a review of the denied claim for benefits or eligibility under the Plan, (ii) set forth all of the grounds upon which the claimant's request for review is based and any facts, documents, records or other information in support thereof, and (iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The Administrator, the Insurer or other named fiduciary will make a full and fair review of each appeal and any written materials submitted in connection with the appeal without regard to whether such information was submitted or considered in the initial benefit determination. The review on appeal will be conducted by the Administrator, the Insurer or another named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Administrator, the Insurer or other named fiduciary will act upon each appeal within the time frame required by law as set forth in the Insurer’s procedures.

(c) General. The claimant, upon written request to the Administrator, the Insurer or other named fiduciary and during normal business hours, will be given the opportunity to review pertinent documents or materials, provided the Administrator, the Insurer or other named fiduciary finds the requested documents or materials are pertinent to the appeal. On the basis of its review, the Administrator, the Insurer or other named fiduciary will make an independent determination on the claimant's denied claim for eligibility or benefits under the Plan. The decision of the Administrator, the Insurer or other named fiduciary on any claim for benefits will be final and conclusive upon all parties thereto.

In the event the Administrator, the Insurer or other named fiduciary denies an appeal in whole or in part, it will give written or electronic notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations § 2560.503-1 applicable to a disability plan.

6.11     Time Limit for Legal Action. Every ERISA right of action by any Participant, former Participant, a Participant’s Representative, beneficiary, or the Participant’s estate against the Plan, or any Plan fiduciary, must be brought no later than three years from the date Associate’s employment ended, or from receipt of notice of an Adverse Benefit Determination, if earlier, except as otherwise required by ERISA. All levels of claims and appeal outlined in this Article 6 must be completed before the claimant can bring a legal action.

6.12     Uniform Application of Rules and Policies. The Administrator in exercising its discretion granted under any of the provisions of the Plan will do so only in accordance with rules and policies that it establishes, which rules and policies will be uniformly applicable to all Associates, MSRP Retirees and their beneficiaries.

6.13     Reliance on Tables, etc. The Administrator is entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed actuary, upon all certificates and reports made by any duly appointed independent qualified public accountant and upon all opinions given by legal counsel. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions, or other advice. The Administrator is also entitled to rely upon any data or information furnished by a Participating Employer or by an Associate, MSRP Retiree, or beneficiary as to the age or Annual Earnings for Benefits of any person, or as to any other information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan, may request an Associate, MSRP Retiree, or beneficiary to furnish such information as the Administrator deems necessary or desirable in administering the Plan. If an Associate, MSRP Retiree, or beneficiary does not provide accurate information in connection with enrollment or coverage under the Plan, the Administrator may, in its discretion, delay or deny the affected coverage. If any relevant facts regarding an Associate, MSRP Retiree, or beneficiary are inaccurate or misstated, the Administrator may make an equitable adjustment of contributions, and the true facts will be used by the Administrator to determine whether, and in what amount, coverage is in effect or benefits will be paid.

6.14     Nondiscrimination Testing. If, in the judgment of the Administrator, any component benefit program offered under the Plan or any portion of it may fail to meet any applicable requirement of the Code related to discrimination testing whether under Code § 125, 105(h), 79 or 129, or any regulations promulgated thereunder, the Administrator may take such action as it deems appropriate to assure compliance with such requirements, and such action may be taken with or without the consent of any Participant. The Administrator may, at any time, cap a salary reduction or require any Participant or class of Participants to amend the amount of their salary reductions for a Plan Year if the Administrator determines that such action is necessary or advisable in order to (a) satisfy any of the Code’s nondiscrimination requirements applicable to this Plan; (b) prevent any Participants who are Highly Compensated Employees or class of Employees from having to recognize more income for federal income tax purposes from the receipt of benefits hereunder than would otherwise be recognized; (c) maintain the qualified status of benefits received under this Plan; or (d) satisfy Code nondiscrimination requirements or other limitations applicable to the Company’s qualified plans. In the event that contributions need to be reduced for a class of Participants, the Administrator will reduce the salary reduction amount. In the event that contributions need to be reduced for a class of Participants, the Administrator will reduce the salary reduction amounts for each affected Participant, beginning with the Participant in the class who had elected the highest salary reduction amount and continuing with the Participant in the class who had elected the next highest salary reduction amount, and so forth, until the defect is corrected. The Administrator may treat the Plan as two or more separate plans solely for purposes of compliance with the Code, if authorized under the applicable Code section, provided that the Administrator designates the features that are to be considered as separate plans and the applicable provisions of each separate plan. A separate plan may be designated on the basis of eligible Associates, Participants, benefits provided, coverage options, Participant contributions required, or any other factors or combination of factors. The Administrator may also combine this Plan, or any feature treated under this Section as a separate plan, with any other plan or plans maintained by the Association or the Company solely for purposes of compliance with the applicable Code section’s discrimination testing requirements.

6.15     Records and Reports. The Administrator and Claims Administrator(s) will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Administrator and Claims Administrator(s) will make available to each Participant upon his request such of the Plan's records as pertain to him for examination at reasonable times during normal business hours in accordance with the Claims Administrator's confidentiality procedures.

6.16     Availability of Plan Information and Documents. Any Participant having a question concerning the administration of the Plan or the Participant's eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Administrator and request a copy of the Plan document. Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours. Reasonable copying charges for such documents will be paid by the requesting party.

ARTICLE 7

ADOPTION BY PARTICIPATING EMPLOYERS

7.1     Adoption Procedure. Any subsidiary or affiliate of the Company may become a Participating Employer under the Plan provided that (i) the HR Committee approves the adoption of the Plan by the subsidiary or affiliate and designates the subsidiary or affiliate as a Participating Employer in the Plan, and (ii) by appropriate resolutions of the board of directors or other governing body of the subsidiary or affiliate, the subsidiary or affiliate agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions which may be required by the HR Committee or the Administrator, provided that such terms and conditions are not inconsistent with the purposes of the Plan. A Participating Employer may withdraw from participation in the Plan, subject to approval by the Administrator, by providing written notice to the Administrator that withdrawal has been approved by the board of directors or other governing body of the Participating Employer. The HR Committee may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that the HR Committee has approved removal. The HR Committee will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1    Right to Suspend Premium Payments. It is the expectation of the Participating Employers that they will continue to pay any employer portion of premium payments as determined under Article 5, but they do not assume an individual or collective contractual obligation to do so, and the right is reserved by the HR Committee at any time to reduce, suspend, or discontinue any such premium payments.

8.2       Right to Amend. Except as provided in the Change in Control section of this Article, the right to amend the Plan at any time in any respect is reserved to the Company acting through the HR Committee or the Administrator as provided herein, without prior notice to or approval by Participants, beneficiaries or any Participating Employer. The HR Committee may amend the Plan at any time and from time to time to the extent it may deem advisable or appropriate. In addition, the Administrator may amend the Plan at any time and from time to time to the extent the Administrator deems it advisable or appropriate, provided that such amendment would not significantly increase the cost of the Plan to the Participating Employers. The right to amend includes: (a) the right to change, limit or eliminate coverage or benefits, and (b) the right to limit Participating Employer contributions made to the Plan on behalf of Participants and to require Participants to pay the balance of any Plan costs.

8.3     Amendment Procedure. Each amendment to the Plan by the HR Committee or the Administrator will be made only pursuant to unanimous written consent or by majority vote at a meeting, and a copy of any amendment adopted by the HR Committee will be delivered to the Administrator. Upon such action by the HR Committee or the Administrator, the Plan will be deemed amended as of the date specified as the effective date by such action or in the instrument of amendment. The effective date of any amendment may be before, on, or after the date of such action of the HR Committee or the Administrator.

8.4     Termination of the Plan. The Participating Employers expect to continue the Plan indefinitely, but they do not assume an individual or collective contractual obligation to do so, and the right is reserved to the Company, acting through the HR Committee, to terminate the Plan or to completely discontinue premium payments with respect to any Policy at any time, without prior notice to or approval by Participants or beneficiaries. Notwithstanding the foregoing, in no event will termination of the Plan adversely affect individuals who are Participants on the effective date of the amendment unless otherwise required to comply with applicable law. The authority of the HR Committee will be exercised by unanimous written consent or by majority vote at a meeting.

8.5     Change in Control. The Plan may be amended at any time; provided, however, that any amendment or termination within one year before or two years after a Change in Control may not be made if it would have an adverse effect on the

Participant’s eligibility, Plan benefits and/or rights under the Plan, except as may be otherwise required to comply with changes in applicable laws or regulations.

For the purposes of this section the following definitions apply.

Board means the Board of Directors of J.C. Penney Company, Inc.

Change in Control means the occurrence of any of the following events:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company or Corporation; provided, however, that:

(1)
for purposes of this Section (i)(1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company or Corporation directly from the Company or Corporation that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company or Corporation by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company or Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company or Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section (iii) below;

(2)
if any Person becomes the beneficial owner of 20% or more of combined voting power of the then-outstanding Voting Stock of the Company or Corporation as a result of a transaction described in clause (A) of Section (i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or Corporation representing 1% or more of the then-outstanding Voting Stock of the Company or Corporation, other than in an acquisition directly from the Company or Corporation that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or Corporation in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(3)
a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of 20% or more of the Voting Stock of the Company or Corporation as a result of a reduction in the number of shares of Voting Stock of the Company or Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or Corporation representing 1% or more of the then-outstanding Voting Stock of the Company or Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or Corporation in which all holders of Voting Stock are treated equally; and

(4)
if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 20% or more of the Voting Stock of the Company or Corporation inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 20% of the Voting Stock of the Company or Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the board of the Company or of the Corporation ceases to be comprised of Incumbent Directors; or

(iii)
the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the Corporation, or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company, Corporation or all or substantially all of the Company’s or Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)
approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section (iii).

Company shall mean J. C. Penney Company, Inc., a Delaware corporation, or any successor company.

Corporation shall mean J. C. Penney Corporation, Inc., a Delaware corporation, or any successor company.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

Incumbent Directors means the individuals who, as of the Effective Date hereof, are Directors of the Company or the Corporation, as the context requires, and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s or Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

Subsidiary shall mean any entity in which the Company, directly or indirectly, beneficially owns 50% or more of the Voting Stock.

Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1     Alienation and Assignment. The interests of the Participants under the Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit will be void unless approved in advance by Insurer or Administrator; provided that a Participant may authorize the Plan to make payment for benefits due under the Plan to the provider furnishing services for which the benefits are payable. The interests of the Participants under the Plan are not in any way subject to their debts or other obligations.

9.2  No Right of Employment. Participation in the Plan will not give any Associate or Participant the right to be retained in the employment of the Company.

9.3    Gender and Number. Whenever used in this Plan, unless the context indicates otherwise, words in the masculine gender will include the feminine gender, and words in the plural will include the singular, and the singular will include the plural.

9.4     Notices. Any notice or document required to be given to a Participant or dependent will be properly given if (i) mailed, postage prepaid, to the Participant or dependent at his last known address as set forth in the Participating Employer’s records, or (ii) in the case of a Participant who is an Associate, distributed to the Associate at his place of employment, or (iii) sent electronically to any Covered Associate or beneficiary in compliance with 29 CFR § 2520.104b-1(c). All notices required to be given or any document required to be filed with the Administrator will be properly given or filed if mailed postage prepaid, certified mail, to the Administrator or Insurer at the addresses as set forth in the Summary Plan Descriptions of the Plan furnished to Participants from time to time.

9.5     Section Headings. The section headings or head notes are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of the Plan.

9.6     Officers. Any reference to a particular officer of the Company will also refer to the functional equivalent of such officer in the event the title or responsibilities of that office change.

9.7     Consent To Terms Of Plan. By enrolling for coverage or accepting benefits under the Plan, a Participant agrees that the terms and conditions of the Plan will be binding on the Participant or anyone claiming through a Participant. In the event that the terms or provisions of any summary description of this Plan are interpreted as being in conflict with the provisions of this Plan as set forth in this document the provisions of the Plan shall be controlling.

9.8      Inability To Locate Payee. If the Administrator is unable to make payment to any Participant or other person to whom a payment is due under the Plan because it cannot ascertain the identity or whereabouts of such Participant or other person after reasonable efforts have been made to identify or locate such person, then such payment and all subsequent payments otherwise due to such Participant or other person shall be forfeited following six months after the Plan Year end after the date any such payment first became due.

9.9    Severable Plan Provisions. If any provision of the Plan, including instruments incorporated in the Plan by reference, shall be held illegal, invalid, or disqualifying for any reason, including, but not limited to, any inconsistency in the text of the Plan with applicable law or regulation, said illegality, invalidity, or inconsistency shall not affect the remaining provisions of the Plan, such illegal, invalid, disqualifying, or inconsistent provision shall be fully severed from the contents of the Plan, and the Plan shall be construed and enforced as if such illegal, invalid, disqualifying, or inconsistent provision had not been included in the Plan.

9.10     Oral Representations. The Plan governs, controls, and supersedes any and all representations, either oral or written, made by any employee or agent, or other representative of the Company or any Participating Employer, and no other agreements, statements, or assertion relating to the subject matter of this Plan shall be valid or enforceable.

9.11   Conversion of Insured Benefits. A Participant who is covered under an insured arrangement offered through the Plan will have the right to convert his or her coverage to an individual policy to the extent, and only to the extent, permitted under the insurance policy applicable to the Participant.

9.12      No Guarantee of Tax Consequences. Neither the Administrator nor the Company makes any commitment or guarantee that any amounts paid to or for the benefit of a Participant or beneficiary under this Plan will be excludable from the Participant's or beneficiary’s gross income for federal or state income tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant or beneficiary. It shall be the obligation of each Participant or beneficiary to determine whether each payment under the Plan is excludable from the Participant's or beneficiary’s gross income for federal and state income tax purposes, and to notify the Company if the Participant or beneficiary has reason to believe that any such payment is not so excludable.

9.13  Indemnification of Company by Participants. If any Participant receives one or more payments or reimbursements under this Plan that are not for before-tax benefits, such Participant shall indemnify and reimburse the Company for any liability it may incur for failure to withhold federal or state income tax or Social Security tax from such payments or reimbursements. However, such indemnification and reimbursement shall not exceed the amount of additional federal and state income tax that the Participating Employer would have been required to withhold under applicable federal and state tax law if the payments or reimbursements had been made to the Participant as regular cash compensation, plus the Participant's share of any Social Security tax that would have been paid on such compensation, less any such additional income and Social Security tax actually paid by the Participant.

9.14     Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Texas, without giving effect to the conflict of laws principles thereof. Except to the extent that state laws are preempted by ERISA, any insured arrangement under the Plan will be subject to applicable state insurance laws. Except as otherwise required by ERISA, every right of action by a Participant, former Participant, or beneficiary with respect to the Plan shall be barred after the expiration of three years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits or eligibility, if earlier. In the event ERISA's limitation on legal action does not apply, the laws of the State of Texas with respect to the limitations of legal actions shall apply and the cause of action must be brought no later than four years after the date the action accrues.

J. C. PENNEY CORPORATION, INC.

APPENDIX I

Participating Employers
As of July 1, 2007

J.C. Penney Corporation, Inc.

JCP Publications Corp.

JCP Overseas Services, Inc.

JCPenney Puerto Rico, Inc.

JCP Logistics L. P.

JCP Media L.P.

JCP Procurement L.P.

J.C. Penney Private Brands, Inc.

JCP Ecommerce L.P.

The Original Arizona Jean Company

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